Exhibit 99.1
Contact Information:
Laurie W. Little
949-461-6002
laurie.little@valeant.com
VALEANT PHARMACEUTICALS EXTENDS CONTRACT WITH J. MICHAEL
PEARSON AS CEO AND APPOINTS HIM AS CHAIRMAN OF THE BOARD
     Mississauga, Ontario, March 22, 2011 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) today announced the appointment of J. Michael Pearson, currently Valeant’s Chief Executive Officer (CEO), as Chairman of the Board of Directors, replacing Robert A. Ingram, who remains on the Valeant Board as an independent Board Director and Lead Director. Mr. Pearson will continue in his role as CEO and has agreed to extend his contract through to February 2017.
     “I am honored that the Board has shown its confidence in me with this appointment and that by extending my contract, allows me the privilege of leading this organization for the next six years,” stated J. Michael Pearson, chairman and chief executive officer. “I continue to believe in Valeant’s long-term potential and I look forward to working with our team to execute on our strategy to become a leading specialty pharmaceutical company.”
About Valeant
     Valeant Pharmaceuticals International, Inc. (NYSE/TSX: VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology, dermatology and branded generics. More information about Valeant can be found at www.valeant.com.